UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                               PATHOGENESIS CORP.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    70321E104
                                 (CUSIP Number)

                                 April 20, 2000
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1 (b)
                  |x| Rule 13d-1 (c)
                  |_| Rule 13d-1 (d)




         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 70321E104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         OrbiMed Advisors Inc.
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization    British Virgin Islands
         ----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power         0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power       881,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power    0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power  881,000

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         881,000
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         5.3%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) IA
                                  ---------------------------------------------

CUSIP No. 70321E104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         OrbiMed Advisors LLC
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        Delaware
         ----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power         0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power       881,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power    0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power  881,000

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         881,000
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         5.3%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
                                  ---------------------------------------------

CUSIP No. 70321E104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Caduceus Capital Trust
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        Bermuda
         ----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power          0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power        881,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power   881,000

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         881,000
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         5.3%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) OO
                                  ---------------------------------------------

CUSIP No. 70321E104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Caduceus Capital II, L.P.
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        Delaware
         ----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power          0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power        881,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power   881,000

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         881,000
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         5.3%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) PN
                                  ---------------------------------------------

CUSIP No. 70321E104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         PaineWebber Eucalyptus Fund, LLC
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        Delaware
         ----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power   0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power 881,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power  881,000

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         881,000
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         5.3%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
                                  ---------------------------------------------

CUSIP No. 70321E104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         PaineWebber Eucalyptus Fund, Ltd.
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        Cayman Islands
         ----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power          0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power        881,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power   881,000

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         881,000
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         5.3%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
                                  ---------------------------------------------

CUSIP No. 70321E104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Worldwide Health Sciences Portfolio
         ----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         ----------------------------------------------------------------------

(3)      SEC Use Only

         ----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        New York
         ----------------------------------------------------------------------

   Number of      (5)      Sole Voting Power          0
   Shares
   Beneficially   -------------------------------------------------------------
   Owned by       (6)      Shared Voting Power        881,000
   Each
   Reporting      -------------------------------------------------------------
   Person         (7)      Sole Dispositive Power     0
   With
                  -------------------------------------------------------------
                  (8)      Shared Dispositive Power   881,000

         ----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         881,000
         ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         5.3%
         ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) IV
                                  ---------------------------------------------

Item 1.          Issuer

                 (a)      Pathogenesis Corp.
                 (b)      201 Elliott Avenue West, Seattle, WA 98119

Item 2.          Persons Filing

                 (a)      Name of Persons Filing:

                          OrbiMed Advisors Inc.
                          OrbiMed Advisors LLC
                          Caduceus Capital Trust
                          Caduceus Capital II, L.P.
                          PaineWebber Eucalyptus Fund, LLC
                          PaineWebber Eucalyptus Fund, Ltd.
                          Worldwide Health Services Portfolio

                 (b)      Address of Principal Offices:
                          c/o OrbiMed Advisors LLC
                          767 Third Avenue, 6th Floor
                          New York, New York  10010

                 (c)      Citizenship:

                          Please refer to Item 4 on each cover sheet for each filing person

                 (d)      Title of Class of Securities:

                          Common Stock

                 (e)      CUSIP Number: 703221E104

Item 3.          Not Applicable

Item 4.          Ownership

                 Please see Items 5, 6, 7, 8, 9, and 11 for each cover sheet for each filing entity.

Item 5.          Ownership of Five Percent or Less of a Class

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another Person

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group

                 Not Applicable.

Item 9.          Notice of Dissolution of Group

                 Not Applicable.

Item 10.         Certification

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 1, 2000

                                         ORBIMED ADVISORS INC.


                                            By: /s/ Samuel D. Isaly
                                                    ----------------------------
                                                    Name: Samuel D. Isaly
                                                    Title: President

                                         ORBIMED ADVISORS LLC


                                            By: /s/ Samuel D. Isaly
                                                    ----------------------------
                                                    Name: Samuel D. Isaly
                                                    Title: Managing Member

                                         CADUCEUS CAPITAL TRUST


                                            By: /s/ Deborah O'Donnel
                                                    ----------------------------
                                                    Name: Deborah O'Donnel
                                                    Title: Secretary

                                         CADUCEUS CAPITAL II, L.P.

                                         By: OrbiMed Advisors LLC,
                                             its general partner


                                             By: /s/  Samuel D. Isaly
                                                   ----------------------------
                                                   Name: Samuel D. Isaly
                                                   Title: Managing Member

                                         PAINEWEBBER EUCALYPTUS FUND, LLC

                                             By:/s/ Samuel D. Isaly
                                                   ----------------------------
                                                   Name: Samuel D. Isaly
                                                   Title: Director

                                         PAINEWEBBER EUCALYPTUS FUND, LTD.


                                            By:/s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name: Samuel D. Isaly
                                                  Title: Director

                                        WORLDWIDE HEALTH SCIENCES PORTFOLIO

                                            By:/s/ Samuel D. Isaly
                                                  ----------------------------
                                                  Name: Samuel D. Isaly
                                                  Title: Director